UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

Angi Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street, Suite 700 Denver, CO	80205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2025, Angi Inc. (the “Company” or “ANGI”) announced the leadership changes described below.

Departure of Chief Technology Officer

On February 18, 2025, Kulesh Shanmugasundaram, Chief Technology Officer of the Company, informed the Company that he will resign from his role, effective as of March 31, 2025 (the “Separation Date”). In order to facilitate a smooth transition of his duties and responsibilities, ANGI and Mr. Shanmugasundaram entered into a Transition Agreement, dated as of February 18, 2025 (the “Transition Agreement”), pursuant to which Mr. Shanmugasundaram has agreed to serve in his role through the Separation Date.

Pursuant to the Transition Agreement, the Company and Mr. Shanmugasundaram have agreed that subject to Mr. Shanmugasundaram’s continued service and compliance with the terms of the Transition Agreement through the Separation Date, he shall continue to receive his current base salary ($500,000 per annum, the “Base Salary”) and health and welfare benefits, as well as receive a cash bonus in respect of his performance for the 2024 fiscal year in the amount of $210,000.

In addition, subject to his continued service through the Separation Date, his execution, non-revocation and delivery to ANGI of a full release and his continued compliance with the terms of the Transition Agreement: (i) Mr. Shanmugasundaram shall continue to receive his Base Salary through March 31, 2026 (subject to offset for any amounts earned from other employment during such period) and health and welfare benefits (through reimbursement on an after-tax basis of related premiums) through March 31, 2026 (or until he becomes eligible for coverage through another employer) and (ii) he shall be entitled to the accelerated vesting of certain ANGI restricted stock units (specifically, 200,000 shares from a March 2023 award and 187,500 shares from a March 2024 award, in each case, that would have otherwise vested in March of 2026).

The above summary is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025.

Transition of Chief Product Officer

On February 18, 2025, David Fleischman will transition from his current role as Chief Product Officer, effective as of the Effective Date, to serve as Chief Experience Officer of the Company. Following this transition, Mr. Fleischman will cease to be an executive officer of ANGI (as defined under the rules and regulations promulgated by the SEC).

Appointment of Chief Product Officer

On February 18, 2025, the Company announced that Kris Boon, age 39, was appointed Chief Product Officer of the Company, effective as of March 31, 2025. Prior to this appointment, Mr. Boon served as Chief Product and Technology Officer of the Company’s international business from April 2019. Mr. Boon previously served as a Director of Business Development at the Company’s Werkspot brand from December 2014 until April 2019. Prior to joining the Company, Mr. Boon worked at Sanoma, a European media company, in various product management and business development roles, from May 2008 until October 2014. Prior to assuming these roles, Mr. Boon co-founded InsideGamer BV, a Dutch gaming website, in February 2004 and served as its co-Chief Executive Officer until its purchase by Sanoma in April of 2008.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angi Inc.

Dated: February 18, 2025	By:	/s/ Andrew Russakoff
Andrew Russakoff
Chief Financial Officer